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                            AMERICAN CONSUMERS, INC.
                           NET INCOME PER COMMON SHARE
                                   EXHIBIT 11

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                                        THIRTEEN WEEKS ENDED                   TWENTY-SIX WEEKS ENDED
                                   November 30,        December 2,        November 30,         December 2,
                                      1996                1995                1996                1995
                                   ------------        ------------       ------------         ------------
Net income for computing earnings
 per common share                     ($4,392)            $25,511             $49,209             $68,553
                                   ------------        ------------       ------------         ------------
                                   ------------        ------------       ------------         ------------

Weighted average number of
 common shares outstanding
 during each period                   924,274             927,330             923,895             927,263
                                   ------------        ------------       ------------         ------------
                                   ------------        ------------       ------------         ------------

Net income per common share           ($0.005)             $0.028              $0.053              $0.074
                                   ------------        ------------       ------------         ------------
                                   ------------        ------------       ------------         ------------
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